Exhibit A

Offer To Purchase Eligible Stock Options

March 31, 2009

The Offer And The Associated Withdrawal Rights Expire On
May 1, 2009 At 12:00 Midnight, Eastern Standard Time,
Unless The Offer Is Extended

PLX Technology, Inc. (the “Company,” “we” or “us”) is offering, for compensatory purposes, to purchase from eligible employees certain outstanding stock options to purchase shares of the Company’s common stock, $0.001 par value (“Common Stock”) for a cash payment, payable as described in the materials that follow (the “Offer”). Please carefully review this document, as well as the special issues applicable to your country of residence set forth on Schedule B, if you are not a U.S. resident.

The stock options subject to the Offer (each, an “Eligible Option,” and collectively, “Eligible Options”) are vested and unvested stock options to purchase Common Stock that:

• have an exercise price of at least $5.50 per share;

• were granted under the PLX 2008 Equity Incentive Plan, 1999 Stock Incentive Plan, and 1998 Stock Incentive Plan (the “Incentive Plans”);

• are outstanding on March 31, 2009 and at the expiration time of the Offer; and

• are held by Eligible Optionees (as defined below).

Eligible individuals are those full- and part-time employees (including officers) and directors of the Company and its subsidiaries as of March 31, 2009, who continue to be employees through the expiration date of the Offer on May 1, 2009, or a later date if the Offer is extended (each, an “Eligible Optionee,” and collectively, “Eligible Optionees”). The cash amount that we are offering to pay for each Eligible Option that is tendered to us pursuant to the Offer is based on the Black-Scholes valuation of each Eligible Option, subject to a minimum of $0.05 per share, and ranges from $0.05 to $1.42 per underlying option, which is further described in Section III.2 (beginning on page 11).

Eligible Optionees will receive a cash payment equal to the full amount of his or her consideration, subject to tax withholding, on May 15, 2009 for U.S. employees and May 31, 2009 for non-U.S. employees, which for each group respectively is the first administratively practicable payroll date following the expiration date of the Offer.

We are making the Offer on the terms and subject to the conditions stated in this Offer to Purchase. You have no obligation to tender your Eligible Options unless you wish to participate in the Offer. Tendering your Eligible Options means presenting them to the Company for purchase on the terms of the Offer. If you hold different grants of Eligible Options, you may choose to tender some, all or none of such Eligible Options.  However, if you choose to tender Eligible Options from a particular grant (e.g., options to acquire Common Stock with an exercise price of $9.00 per share and expiring on December 31, 2009), you must choose to tender either the entire grant or the entire unvested portion of the grant. If you choose not to tender your Eligible Options, you will keep such Eligible Options with their current terms and conditions.

IMPORTANT—STEPS YOU MUST TAKE TO PARTICIPATE

If you would like to accept the Offer, you must complete a paper election form and return it to Vikki La at the Company via hand delivery, email at vla@plxtech.com or facsimile at 408-328-3598. To obtain a paper election form, please contact Vikki La at vla@plxtech.com or Arthur Whipple at awhipple@plxtech.com. Your election must be received by the Company by 12:00 Midnight, Eastern Standard Time, on May 1, 2009 (or a later time and date that we will specify if we extend the Offer period).  If we do not receive your election by the expiration time of the Offer, you will be deemed to have rejected the Offer.

All questions about the Incentive Plans or the Offer, or requests for assistance or for additional copies of any offering materials, should be made by email to Vikki La at vla@plxtech.com or to Arthur Whipple at awhipple@plxtech.com.

Although the Company’s Board of Directors has approved the Offer, neither the Company nor its Board of Directors makes any recommendation to you as to whether you should tender your Eligible Options.

Participating in the Offer involves risks. See Section II (beginning on page 11).

Our Common Stock is listed on the NASDAQ Global Market under the symbol “PLXT.” On March 27, 2009, the closing price of our Common Stock as reported on the NASDAQ Global Market was $2.57 per share. You should obtain current market prices for our Common Stock before you decide whether to tender your Eligible Options.

As of March 31, 2009, options to purchase up to 5,309,602 shares of our Common Stock were issued and outstanding under all of our stock option plans. Of these outstanding stock options, Eligible Options to purchase up to 3,262,809 shares of our Common Stock were outstanding and held by Eligible Optionees.

We are not making the Offer to, nor will we accept any tender of Eligible Options from or on behalf of, employees in any jurisdiction in which the Offer or the acceptance of any tender of Eligible Options would not comply with the laws of such jurisdiction. We may, however, at our discretion, take any actions necessary for us to make the Offer to Eligible Optionees in any jurisdiction.

Nothing in this document shall be construed to give any person the right to continue as our employee or to affect our right to terminate the employment at any time with or without cause to the extent permitted under law (subject to the terms of any employment or other agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Options in the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2009.

This Offer to Purchase has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

I. SUMMARY OF TERMS

II. RISKS OF PARTICIPATING IN THE OFFER

III. THE OFFER

1. General; Eligibility; Offer Expiration Time

2. Valuation of Eligible Options; Total Payment

3. Purpose

4. Procedures for Tendering Eligible Options

5. Withdrawal Rights

6. Acceptance of and Payment for Eligible Options

7. Extension of Offer; Termination; Amendment; Subsequent Offering Period

8. Material U.S. Federal Income Tax Consequences

9. Conditions to Completion of the Offer

10. Price Range of Common Stock Underlying Eligible Options

11. Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options

12. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

13. Legal Matters; Regulatory Approvals

14. Fees and Expenses

15. Source and Amount of Consideration

16. Information Concerning PLX Technology, Inc.

17. Corporate Plans, Proposals and Negotiations

18. Additional Information

19. Miscellaneous; Forward-Looking Statements

SCHEDULE A: Information Concerning our Directors and Executive Officers

SCHEDULE B: Guide to Issues in Non-U.S. Jurisdictions

I. SUMMARY OF TERMS

Questions and Answers about the Offer

The summary below answers some of the questions you may have about the offer by PLX Technology, Inc. to purchase certain outstanding stock options from eligible employees (the “Offer”), on the terms described in this Offer to Purchase, dated March 31, 2009 (this “Offer to Purchase”). You are encouraged to read carefully this entire Offer to Purchase, including all schedules, for additional details not addressed in this summary.

This summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

•	How the Option Repurchase Works

•	Duration of the Offer

•	How to Elect to Tender Your Eligible Options

•	U.S. Federal Income Tax Considerations

•	How to Get More Information

In this Offer to Purchase, references to “the Company,” “PLX,” “we,” “us” and “our” mean PLX Technology, Inc., references to the “Offer Expiration Date” mean May 1, 2009, or, if we extend the Offer period, a later date we will specify, and a “Business Day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, Eastern Standard Time.

How the Option Repurchase Works

Q1.	What is the Offer?

Beginning at 12:01 A.M., Eastern Standard Time, on March 31, 2009 and ending at 12:00 Midnight, Eastern Standard Time, on May 1, 2009, unless we extend the Offer, Eligible Optionees (described in Question 2 below) may decide to tender their Eligible Options (described in Question 3 below) for a cash payment per Eligible Option, as determined by a Black-Scholes valuation and depending upon the current exercise price and expiration date of the Eligible Option (the “Per Option Amount”) (see Question 5 below). Participation in the Offer is voluntary. If you choose not to participate, you will keep your Eligible Options with their current terms and conditions.

Q2.	Who may participate in the Offer?

Only Eligible Optionees may participate in the Offer. “Eligible Optionees” are those full- and part-time employees (including officers) and directors of the Company or its subsidiaries as of March 31, 2009, who continue to be employees through the Offer Expiration Date of May 1, 2009, or a later date if the Offer is extended.  Members of the Company’s Board of Directors are also eligible to participate in the Offer.

Q3.	Which stock options may be tendered in the Offer?

Only Eligible Options may be tendered under this program. “Eligible Options” are all vested and unvested stock options to purchase shares of the Company’s common stock, $0.001 par value (“Common Stock”), granted under the PLX 2008 Equity Incentive Plan, 1999 Stock Incentive Plan, and 1998 Stock Incentive Plan (collectively, the “Incentive Plans”), held by Eligible Optionees with exercise prices of at least $5.50 per share and that are outstanding on March 31, 2009 and on the Offer Expiration Date. If you hold different grants of Eligible Options, you may choose to tender some, all or none of such Eligible Options.  However, if you choose to tender Eligible Options from a particular grant (e.g., options to acquire Common Stock with an exercise price of $9.00 per share and expiring on December 31, 2009), you must choose to tender either the entire grant or the entire unvested portion of the grant.  Any stock options you hold that are not Eligible Options, as well as Eligible Options you hold if you choose not to tender them in the Offer, will remain outstanding and subject to their current terms and conditions.

Q4.	What is the Per Option Amount?

The Per Option Amount is a cash amount payable per Eligible Option that you tender pursuant to the Offer.  A report of your Eligible Options and related Per Option Amount is being provided to you by email on March 31 or April 1, 2009.  The Per Option Amount varies depending upon the characteristics of the Eligible Option and has been calculated by the Company using a Black-Scholes valuation, taking into consideration, among other things, the current exercise price and expiration date of the Eligible Option. For more information about the Per Option Amount, see Question 5.

Q5.	How was the amount of my total cash payment (“Total Payment”) determined?

In determining the Per Option Amount, the Company valued the Eligible Options using the most established and commonly used method of valuing stock options, called the Black-Scholes stock option pricing model. This calculation takes into consideration numerous factors, including the price of the Company’s Common Stock, the stock price volatility, the exercise price, risk free interest rate, dividend yield and expected term of each Eligible Option. The Per Option Amount varies among the Eligible Options due to their differing exercise prices and remaining term until expiration and is subject to a $0.05 per share minimum. We will separately send you the Per Option Amounts for each of your Eligible Options.  To determine the Total Payment you will be entitled to receive if you tender your Eligible Options, complete the election form and its associated worksheet that are provided to you. The Company’s determination as to the Per Option Amount and your Total Payment is final. You must make your own determination of the value to you of your Eligible Options, and you are encouraged to consult with your own financial, accounting, tax and legal advisors. For a more detailed explanation of the Black-Scholes valuation and other additional information on the determination by us of your Per Option Amount, see Section III.2.

Q6.	What option exercise price will the Company use to calculate my Per Option Amount?

The Company will use the original exercise price included in the original grant of your Eligible Options.

Q7.	When will I receive my Total Payment?

The Offer will expire on May 1, 2009 at 12:00 Midnight, Eastern Standard Time. If you are an Eligible Optionee and you elect to participate in the Offer, you will receive your Total Payment, subject to tax withholding, on May 15, 2009 for U.S. employees and May 31, 2009 for non-U.S. employees, which for each group respectively is the first administratively practicable payroll date following the expiration date of the Offer. No interest will accrue and no interest will be paid on any portion of the Total Payment, regardless of when paid.

Q8.	Will the payment I receive for tendering my Eligible Options be considered compensation for purposes of my various PLX benefits?

No. While the Company considers the Total Payment to be received by Eligible Optionees who tender their Eligible Options to be replacement compensation, the payment you may receive will not be considered part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, overtime, long-service awards, pension or retirement benefits or similar payments, or for purposes of the Company’s 401(k) plans, our employee stock participation plan or any other plans we provide or make available to you. Please note that we will report the consideration received and taxes withheld for the transfer of your Eligible Options to the Company as ordinary cash compensation, as required.

Q9.	Why is the Company conducting the Offer?

The principal reason the Company originally granted the Eligible Options was to provide an incentive to valued employees to remain employees of the Company, to help us create stockholder value and to share with employees the stockholder value that they help to create. However, the price of our Common Stock has declined significantly since the time these Eligible Options were granted. Therefore, all of the Eligible Options are out-of-the-money (for more information about in-the-money and out-of-the-money stock options, see Question 12). We wish to provide you the opportunity to benefit and be compensated for your hard work despite the decline in market value of our Common Stock. Accordingly, we are providing you with the opportunity to obtain the more certain benefit associated with the Per Option Amount, in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your Eligible Options. Additionally, this program will increase the pool of shares available for future grant under the Incentive Plans. However, whether to participate in the Offer is your decision, and you are free to reject the Offer if you so choose.

Q10.	Will employees receive additional equity grants in the future?

The Company has traditionally made periodic grants of stock awards to selected employees, officers and directors and expects to continue to do so in the future. Your participation in the Offer will not entitle you to any additional equity grant in the future, and any additional equity grants to you will depend on factors generally unrelated to past stock option awards. The aggregate number of stock options available for future grant is limited by the number of shares authorized under the Incentive Plans. As indicated in Question 9, one of our purposes for making the Offer is to increase the number of shares available for future grants. Thus, although you individually will not be entitled to an additional equity grant by participating in the program, Eligible Options tendered in the Offer will have the effect of increasing the number of shares available for future grant to employees as a whole.  The Company will return to the PLX 2008 Equity Incentive Plan (the “2008 Plan”) the first 400,000 shares underlying options purchased pursuant to the Offer if such options were originally issued under the 2008 Plan or 1999 Stock Incentive Plan.  These shares will then be available for future grant.  With respect to other options purchased pursuant to the Offer, the shares underlying such options will not be available for future option grants.

Q11.	Is it likely that an offer similar to this one will be made in the future?

The Company is making the Offer, in part, as a result of the special circumstances surrounding the significant decline in market value of our Common Stock. Accordingly, while the Company evaluates its compensation programs periodically, it has no current intention to make any similar offer in the future, and expects this to be a one-time event.

Q12.	Why should I consider participating in the Offer?

Currently, you hold Eligible Options that represent your right to purchase shares of our Common Stock at a specified price, or exercise price, regardless of the actual market price at the time of your purchase. Due to subsequent fluctuations, the market price of a share of Common Stock can be greater than, equal to or less than the specified exercise price of any stock option. When the market price is greater than the exercise price (i.e., an in-the-money stock option), you receive value from exercising the stock option because you are able to buy the stock at less than the current value and sell the resulting share for the higher market price. When the market price is equal to or less than the exercise price (i.e., an out-of-the-money stock option), you would generally not exercise the stock option, since you would be able to purchase the same shares in the open market at the same or lower price. If you tender your Eligible Options for the Total Payment and all other applicable conditions are met, you will receive the Total Payment in cash promptly following the expiration of the Offer. This Total Payment may or may not be more valuable to you than continuing to hold your Eligible Options in the future. This determination depends on a number of factors, including the performance of our Common Stock and the timing of any performance fluctuations regarding our Common Stock. To illustrate this, consider the following hypothetical situation:

Assume that you hold Eligible Options to purchase 1,000 shares of our Common Stock with an exercise price of $6.00 per share at a time when our Common Stock is trading at $2.50 per share and the Company is offering a Per Option Amount of $.50 per stock option. The amount of your Total Payment would be $500.00 if you participated in the Offer. On the other hand, even if fully vested, your Eligible Options have no currently realizable value to you because they are out-of-the-money (i.e., the exercise price of the Eligible Options ($6.00 per share) is equal to or greater than the current market price of our Common Stock ($2.50 per share)).

To help evaluate the relative value of your Eligible Options and your Total Payment, consider the following scenarios (using the hypothetical situation described above):

•
If the price of our Common Stock were to rise to $6.00 per share, your Eligible Options would have no value to you because they would still be out-of-the-money. Under these circumstances, your Eligible Options would be less valuable than your $500.00 Total Payment under the Offer.

•
If the price of our Common Stock were to rise to $6.25 per share, your Eligible Options would now be in-the-money because their exercise price would be less than the market price of our Common Stock. Specifically, each Eligible Option would be $0.25 in-the-money, resulting in an aggregate value of $250.00 (i.e., the result obtained by multiplying $0.25 (representing the excess of the market price of $6.25 over the exercise price of $6.00) by 1,000 (the number of Eligible Options held by you in this example)). Under these circumstances, although your Eligible Options would be in-the-money, they would still be less valuable than your $500.00 Total Payment under the Offer.

•
If the price of our Common Stock were to rise to $7.00 per share, each Eligible Option would be $1 in-the-money, resulting in an aggregate value of $1,000.00 ( i.e., the result obtained by multiplying $1 (representing the excess of the market price of $7.00 over the exercise price of $6.00) by 1,000 (the number of Eligible Options held by you in this example)). Under these circumstances, your Eligible Options would be more valuable than your $500.00 Total Payment under the Offer.

In evaluating the Offer, you should keep in mind that the future performance of our Common Stock and the value of your Eligible Options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in the semiconductor sector and the performance of our own business. Accordingly, there are risks associated with keeping your Eligible Options and deciding not to participate in the Offer. For more information about the risks relating to participation in the Offer, see Section II. We also recommend that you read the discussion about our business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”), and available at  http://www.plxtech.com/investors/financial.asp#sec.

Participating in the Offer involves a number of risks, including the risk that the price of our Common Stock could increase in the future. If the price of our Common Stock rises above the exercise price of your Eligible Options, the Total Payment you receive for your tendered Eligible Options may be less than the value you would have realized had you decided not to participate in the Offer and kept your Eligible Options. Also, the Total Payment you receive for tendering your Eligible Options will be subject to income and employment-related taxes on the amount you receive.

Q13.	Can I participate in the Offer if a portion of my stock option award is vested and a portion remains unvested?

Yes. Both the vested and unvested portion of your Eligible Options would qualify to be tendered in the Offer.  See Question 14 concerning the limited right to tender a portion of a single grant.

Q14.	If I elect to tender my Eligible Options pursuant to this Offer to Purchase, do I have to tender all of my Eligible Options or can I just tender some of them?

If you hold different grants of Eligible Options, you may choose to tender some, all or none of such Eligible Options.  However, if you choose to tender Eligible Options from a particular grant (e.g., options to acquire Common Stock with an exercise price of $9.00 per share and expiring on December 31, 2009), you must choose either to tender the entire grant or the entire unvested portion of the grant.

Q15.	My former spouse has rights to some of my Eligible Options as a result of a divorce (or a pending divorce). Can I elect to tender just some of my Eligible Options? Can my former spouse make elections?

You may tender some, all or none of the Eligible Options that we have issued to you. However, if you choose to tender any particular Eligible Option (e.g., options to acquire Common Stock with an exercise price of $9.00 per share and expiring on December 31, 2009), you must tender either all of the Eligible Options having that exercise price and expiration date or the entire unvested portion of Eligible Options having that exercise and expiration date. If any of your Eligible Options are subject to a domestic relations order (or comparable legal document as the result of a pending divorce proceeding or the end of a marriage), you are responsible for ensuring that any election complies with the terms of such order or other document. Depending on your circumstances, you may need to consult with your current or former spouse prior to making an election. We will not accept elections to participate or withdrawals from anyone other than the Eligible Optionee to whom the Eligible Options were issued.

Q16.	If I choose to participate, what will happen to the Eligible Options that I tender?

Immediately following the Offer Expiration Date, we will accept and cancel all of your Eligible Options that have been properly tendered in exchange for a cash payment. You will no longer have any rights or obligations with respect to any Eligible Options that are accepted and cancelled. (For more information, see Sections III.6 and III.12.) The Company will return to the 2008 Plan the first 400,000 shares underlying options purchased pursuant to the Offer if such options were originally issued under the 2008 Plan or 1999 Stock Incentive Plan.  These shares will then be available for future grant.  With respect to other options purchased pursuant to the Offer, the shares underlying such options will not be available for future option grants.

Q17.	Are there conditions to the Offer?

The completion of the Offer is subject to a number of conditions, including the conditions described in Section III.9 of this Offer to Purchase.

Q18.	Is the Company making any other offers to employees at this time?

No. For further information, see Questions 10 and 11 above.

Duration of the Offer

Q19.	How long will the Offer remain open?

The Offer begins at 12:01 A.M., Eastern Standard Time, on March 31, 2009 and is scheduled to remain open until 12:00 Midnight, Eastern Standard Time, on May 1, 2009 (or, if we extend the Offer period, a later date we will specify). We have no plans to extend the Offer beyond May 1, 2009. However, if we do extend the Offer, we will announce the extension no later than 9:00 A.M., Eastern Standard Time, on the next Business Day following the previously scheduled Offer Expiration Date.

Q20.	If the Offer is extended, how does the extension affect the dates on which I receive my Total Payment?

If we extend the Offer and you participate in it, you will become entitled to your Total Payment and your Eligible Options will be cancelled after the final expiration of the Offer. You will, however, continue to have withdrawal rights during any such period that the Offer is extended (see Question 24 below).

How to Elect to Tender Your Eligible Options

Q21.	What do I need to do to participate in the Offer?

To participate, you must complete a paper election form and return it to Vikki La at the Company via hand delivery, email at vla@plxtech.com or facsimile at 408-328-3598. To obtain a paper election form, please contact Vikki La at vla@plxtech.com or Arthur Whipple at awhipple@plxtech.com. We must receive your election to participate by 12:00 Midnight, Eastern Standard Time, on May 1, 2009 (or, if we extend the Offer period, a later date we will specify), or it will not be given effect. (For more information, see Sections III.4 and III.7.)

Q22.	What will happen if I do not submit my election by the deadline?

If you do not submit your election to participate via the paper election form, you will not participate in the Offer, and all Eligible Options you currently hold will remain unchanged with their current exercise price, expiration date, vesting schedule and other terms. (For more information, see Section III.4.)

Q23.	What if I don’t want to accept the Offer?

You do not have to accept the Offer. The Offer is completely voluntary, and there are no penalties for electing not to participate. If you do not elect to participate, your outstanding stock options, including all Eligible Options, will remain outstanding under their current terms and conditions, including exercise prices, vesting schedules and expiration dates. To elect not to participate, you do not need to do anything or otherwise contact the Company.

Q24.	Can I change my election?

Yes. To withdraw your election to tender your Eligible Options in the Offer, you must complete a paper withdrawal form and return it to Vikki La at the Company via hand delivery, email at vla@plxtech.com or facsimile at 408-328-3598. To obtain a paper withdrawal form, please contact Vikki La at vla@plxtech.com or Arthur Whipple at awhipple@plxtech.com. If you do not withdraw your election form before 12:00 Midnight, Eastern Standard Time, on May 1, 2009 (or, if we extend the Offer period, a later date we will specify), your withdrawal from your election to tender Eligible Options will not be given effect. If you decide to withdraw, you must withdraw all your Eligible Options you previously elected to tender, except that you may withdraw any Eligible Options you elected to tender forty (40) Business Days after the commencement of the Offer if we have not accepted for payment all Eligible Options you elected to tender. Once you have withdrawn your election to tender your Eligible Options, you may re-elect to tender your Eligible Options only by again following the election procedure described in Question 21.

Q25.	How do I change my election?

To change your election with respect to your Eligible Options, you must complete another paper election form and return it to Vikki La at the Company before the Offer Expiration Date via hand delivery, email at vla@plxtech.com  or facsimile at 408-328-3598. To obtain a paper election form, please contact Vikki La at vla@plxtech.com  or Arthur Whipple at awhipple@plxtech.com before the Offer Expiration Date.

U.S. Federal Income Tax Considerations

Q26.	What are the U.S. federal income and withholding tax consequences of payment of the Total Payment?

The Total Payment will be treated as ordinary cash compensation. As such, you will recognize ordinary income in the year in which the Total Payment is paid to you. The ordinary income resulting from your Total Payment will be reflected in your 2009 Form W-2 reported to the Internal Revenue Service. At the time your Total Payment is made, the Company will reduce your payment to reflect all required income and payroll tax withholdings and will send those amounts to the appropriate tax or other authorities. (For more information, see Section III.8.)

Q27.	Are there any other tax consequences to which I may be subject?

Depending on where you live, there may be additional state or local tax imposed on your tender. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

How to Get More Information

Q28.	What should I do if I have additional questions about the Offer?

If you have any other questions about the Offer, you may direct them to Vikki La at vla@plxtech.com or to Arthur Whipple at awhipple@plxtech.com.

II. RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks. Conversely, there are risks associated with keeping your Eligible Options and deciding not to tender them in the Offer. We describe some of these risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 6, 2009 (the “2008 Form 10-K”), is incorporated by reference into this Offer to Purchase, copies of which may be obtained as described in Section III.18. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

The amount of the Total Payment to be paid for your Eligible Options in the Offer may be less than the net proceeds you would ultimately realize if you kept such Eligible Options and exercised them sometime in the future.

The Total Payment that you will receive if you tender your Eligible Options in the Offer may be more or less valuable to you than continuing to hold your Eligible Options in the future. Whether you would realize a greater amount by retaining your Eligible Options and exercising them in the future, as compared to tendering them in the Offer, will depend primarily on the future market price of our Common Stock. If the price of our Common Stock rises sufficiently above the exercise price of your Eligible Options before the date such Eligible Options expire, terminate or are forfeited, your Eligible Options, if you do not tender them and instead continue to hold them, might be worth more than the Total Payment you could receive by participating in the Offer. On the other hand, if our stock price does not increase sufficiently before the date your Eligible Options expire, terminate or are forfeited, you could have received a greater benefit by tendering your Eligible Options in the Offer.

There can be no assurances concerning the future performance of our Common Stock, which will depend upon a number of factors, including the overall economic environment, the performance of the overall stock market and companies in the semiconductor sector and the performance of our own business. Also, the unvested portion of the Eligible Options that are not tendered will continue to be subject to vesting schedules and stock options may terminate if your employment with the Company terminates.

The amount of the Total Payment to be paid in the Offer may not accurately reflect the value of your Eligible Options at the time of payment.

The calculation of the amount to be paid for your Eligible Options in the Offer was based on a widely-used valuation model and relied on numerous assumptions. In addition, the calculation was predicated on an average of the closing prices for our Common Stock on the NASDAQ Global Market (“NASDAQ”) for a 20 trading day period ended on March 27, 2009. If a different model, different assumptions or a different averaging period had been used, the amount payable in the Offer for an Eligible Option may have varied from the applicable Per Option Amount reflected in the Offer.

III. THE OFFER

The following information provides important additional details regarding the Offer.

1. General; Eligibility; Offer Expiration Time

We are offering to purchase for cash Eligible Options held by Eligible Optionees. We are making the Offer upon the terms and subject to the conditions described in this Offer to Purchase.

Eligible Optionees. Only Eligible Optionees may participate in the Offer. Eligible Optionees are those full- and part-time employees (including officers) and directors of the Company or its subsidiaries as of March 31, 2009, who continue to be employees through the Offer Expiration Date on May 1, 2009, or a later date if the Offer is extended. Termination of employment will affect stock options that are Eligible Options, as described below.

Employees on vacation or an approved leave of absence during the Offer period may participate in the Offer. All employees, including those on vacation or on leave during the Offer period, are subject to the same deadline to tender Eligible Options reflected in this Offer to Purchase.

Eligible Options. We are offering to purchase only PLX stock options that are Eligible Options.  Eligible Options are vested and unvested stock options to purchase shares of our Common Stock that:

•	have an exercise price of at least $5.50 per share;

•	were granted under our PLX 2008 Equity Incentive Plan, 1999 Stock Incentive Plan, and 1998 Stock Incentive Plan (the “Incentive Plans”);

•	are outstanding on March 31, 2009 and at the expiration time of the Offer; and

•	are held by Eligible Optionees (as defined above).

The Company has sole authority to determine which stock option grants are Eligible Options under the Incentive Plans for purposes of the Offer.

If a vested stock option that you hold expires, terminates or is forfeited before the Offer Expiration Date on May 1, 2009, whether because of termination of your employment, expiration of the option in accordance with its terms or otherwise, that stock option will not be an Eligible Option. Likewise, unvested stock options that expire, terminate or are forfeited before the Offer Expiration Date, either because of termination of your employment or otherwise, will not be Eligible Options. Only stock options that have not expired, terminated or been forfeited, whether vested or unvested, and that remain outstanding on the Offer Expiration Date, will be Eligible Options.

Under the Incentive Plans, unvested stock options terminate when employment with the Company terminates, unless the terms of the stock option agreement or another Company agreement specifically provide otherwise. Because unvested stock options terminate upon termination of employment, if your employment with the Company terminates after March 31, 2009 but before or on the Offer Expiration Date, your unvested stock options, unless your stock option or other agreement provides otherwise, will terminate and will not be Eligible Options.

As of March 31, 2009, stock options to purchase up to 5,309,602 shares of our Common Stock were issued and outstanding under all of our stock option plans. Of these outstanding stock options, Eligible Options to purchase up to 3,262,809 shares of our Common Stock were outstanding and held by Eligible Optionees

A report of your Eligible Options and related Per Option Amount will be provided to you by email on March 31 or April 1, 2009.

Please note that if your employment with the Company terminates before the Offer expires, the terms of your stock option agreements and the Incentive Plans will govern the impact of employment termination on your stock options.

Tenders of stock options that do not qualify as Eligible Options will not be accepted. The Company’s determination of eligibility of stock options for repurchase pursuant to the Offer is final and binding on all parties.

Offer Expiration Time. The Offer begins at 12:01 A.M., Eastern Standard Time, on March 31, 2009 and is scheduled to remain open until 12:00 Midnight, Eastern Standard Time, on May 1, 2009 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond May 1, 2009. However, if we do extend the Offer, we will announce the extension by making a public announcement no later than 9:00 A.M., Eastern Standard Time, on the next Business Day following the previously scheduled Offer Expiration Date. See Section III.7 for a description of our rights to extend, delay, terminate and amend the Offer or to provide for an extended or subsequent offering period.

We will publish a notice if we decide to increase or decrease the Total Payment for your Eligible Options or change the number or type of stock options or underlying shares of Common Stock eligible to be tendered in the Offer. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make any announcement regarding the Offer by email and by making appropriate filings, if any, with the SEC.

No Impact on Future Awards. Your decision to participate or not to participate in the Offer will not affect decisions on whether you are granted additional stock options or equity awards in the future. Eligibility for future grants of stock options and equity awards will remain subject to the discretion of the Company. In general, the Company has historically granted equity compensation to selected employees, officers and directors and expects to continue to do so.

2. Valuation of Eligible Options; Total Payment

Amount of Total Payment. Any Eligible Optionee whose Eligible Options are accepted for repurchase will receive the Total Payment in the form of a single payment in the range of $0.05 to $1.42 Per Option Amount. If all Eligible Options are tendered to the Company for repurchase, the aggregate Total Payment would be $1,208,818.

Valuation. In determining the Per Option Amount, the Company valued the Eligible Options using the Black-Scholes stock option pricing model. The Black-Scholes model is an established and commonly used method for valuing stock options and uses the following factors: stock price, the exercise price of the stock option, the current risk-free interest rate, the volatility of the underlying stock, the expected dividend yield of the stock and the expected life of the stock option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, the Company used the following measures:

•	Stock price: $2.24, the average closing stock price of our Common Stock on NASDAQ over the twenty (20) trading day period ending on March 27, 2009;

•
Exercise price: the actual exercise price of the Eligible Option indicated in the underlying option agreement. This value varies by each Eligible Option, but the range of exercise prices was between $5.50 and $25.94

•
Expected life of stock option: the remaining contractual term of the Eligible Option. This value varies by each type of Eligible Option, but the range of expected lives was between less than one month and more than eight years;

•	Risk-free interest rate: the rates from US Treasury Yield Curve Table for March 2009;

•
Expected volatility: the historical volatility based on the weekly closing prices of our common stock over a period equal to the expected term of the option.  This value varies by each type of Eligible Options, and ranges from 59.8% to 88.9%; and

•	Expected dividend yield: 0%.

Minimum Per Option Amount.  As noted above, the minimum Per Option Amount is $0.05, and the foregoing valuation is subject to this minimum amount.  Thus, if this valuation results in a Per Option Amount for a particular option of less than $0.05, the Per Option Amount for that option will be set at $0.05 and the Company will offer to purchase such option for $0.05 in the Offer.

Determining Your Total Payment. You will be able to determine the Total Payment that you may receive for your Eligible Options based on the above-described valuation by completing the paper election form and its associated worksheet.

3. Purpose

The principal reason the Company originally granted the Eligible Options was to provide an incentive to valued employees to remain employees of the Company, help us create stockholder value and to share with employees the stockholder value that they help to create. However, the price of our Common Stock has declined since the time these stock option grants were made, and all of the Eligible Options are therefore out-of-the-money. (For more information about in-the-money and out-of-the-money stock options, see Section I, Question 12.) We wish to provide you the opportunity to benefit from your hard work despite the decline in market value of our Common Stock. Accordingly, we are providing you with the opportunity to obtain the more certain benefit associated with a cash payment, in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your Eligible Options. Additionally, this program will increase the pool of shares available for future grant under the Incentive Plans.

The Company will return to the 2008 Plan the first 400,000 shares underlying options purchased pursuant to the Offer if such options were originally issued under the 2008 Plan or 1999 Stock Incentive Plan.  These shares will then be available for future grant.  With respect to other options purchased pursuant to the Offer, the shares underlying such options will not be available for future option grants.

However, whether to participate in the Offer is your decision, and you are free to reject the Offer if you so choose.

The Company has traditionally made periodic grants of stock awards to selected employees, officers and directors and expects to continue to do so in the future. Your participation in the Offer will not entitle you to any additional equity grant in the future, and any additional equity grants to you will depend on factors generally unrelated to past stock option awards. The aggregate number of stock options available for future grant is limited by the number of shares authorized under the Incentive Plans. As indicated above, one of our purposes for making the Offer is to increase the number of shares available for future grants. Thus, although you individually will not be entitled to an additional equity grant by participating in the program, Eligible Options tendered for purchase will have the effect of increasing the number of shares available for future grant to employees as a whole.

4. Procedures for Tendering Eligible Options

You may tender your Eligible Options only as described in this Section III.4. Tender by any other means will not be effective and your Eligible Options will not be accepted.

Electing to Participate and Tender Options. To participate, you must tender Eligible Options before the expiration of the Offer.  To tender your Eligible Options, you must complete a paper election form and return it to Vikki La at the Company via hand delivery, email at vla@plxtech.com or facsimile at 408-328-3598. To obtain a paper election form, please contact Vikki La at vla@plxtech.com or Arthur Whipple at awhipple@plxtech.com. We must receive your election to participate by 12:00 Midnight, Eastern Standard Time, on May 1, 2009 (or, if we extend the Offer period, a later date we will specify), or it will not be given effect.

If you elect to tender any particular Eligible Option in the Offer, you must elect to tender either (i) all Eligible Options having the same exercise price and expiration date, or (ii) if the particular Eligible Option has not yet vested, the entire unvested portion of the Eligible Options having the same exercise and expiration date.

For your election to participate in the Offer to be valid, you must make your election by 12:00 Midnight, Eastern Standard Time, on May 1, 2009 (or, if we extend the Offer, a later date we will specify). If you do not make any election, you will not participate in the Offer, and all Eligible Options you currently hold will remain subject to their current exercise price, expiration date, vesting schedule and other terms.

Electing Not to Participate. Participation in the Offer is voluntary and there are no penalties for electing not to participate. If you do not elect to participate, your outstanding stock options will remain outstanding subject to their current terms and conditions, including exercise prices, vesting schedules and expiration dates. To elect not to participate, you do not need to do anything or otherwise contact the Company.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of Eligible Options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options that we determine were not properly effected or that we determine are unlawful to accept. Otherwise, we expect to accept all validly tendered Eligible Options that are not properly withdrawn. (For more information about withdrawal rights, see Section III.5.) We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Optionee, in each case in our sole discretion. No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Optionee tendering the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any election or of any defects or irregularities involved in the purchase of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.

Our Acceptance Constitutes an Agreement. Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered Eligible Options, they automatically will be cancelled and rendered null and void and you, by tendering your Eligible Options (subject to the withdrawal rights described in Section III.5), irrevocably release all of your rights with respect to the Eligible Options.

5. Withdrawal Rights

You may withdraw your election to tender Eligible Options only if you comply with the provisions of this Section III.5.

To withdraw your election to tender your Eligible Options in the Offer, you must complete a paper withdrawal form and return it to Vikki La at the Company via hand delivery, email at vla@plxtech.com or facsimile at 408-328-3598. To obtain a paper withdrawal form, please contact at Vikki La at vla@plxtech.com or Arthur Whipple at awhipple@plxtech.com. If you do not withdraw before 12:00 Midnight, Eastern Standard Time, on May 1, 2009 (or, if we extend the Offer period, a later date we will specify), your withdrawal from your election to tender Eligible Options will not be given effect. If you decide to withdraw, you must withdraw all your Eligible Options you previously elected to tender, except that you may withdraw any Eligible Options you elected to tender forty (40) Business Days after the commencement of the Offer if we have not accepted for payment all Eligible Options you elected to tender.

Once you have withdrawn your tender of Eligible Options, you may not revoke that withdrawal. Rather, if you change your mind and decide you want to re-tender your Eligible Options after you have withdrawn them, you must again follow the election procedure described in Section III.4 before the Offer Expiration Date.

No withdrawal rights will apply to Eligible Options tendered during a subsequent offering period and no withdrawal rights will apply during a subsequent offering period to Eligible Options tendered during the initial offering period of the Offer and which we have already accepted for payment. (For more information, see Section III.7.)

We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determination of these matters will be final and binding on all parties. Neither we nor any other person is obligated to give you notice of any errors in any withdrawal, and no one will be liable for failing to give notice of any errors.

6. Acceptance of and Payment for Eligible Options

Acceptance. If you are an Eligible Optionee and validly tender Eligible Options that you do not withdraw from the Offer before the Offer Expiration Date, those stock options will be cancelled when we accept them for payment and you will no longer have any rights with respect to those stock options.

Timing of Acceptance. Subject to our rights to extend, terminate and amend the Offer before the Offer Expiration Date, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn.

Total Payment to Eligible Optionees. Any participating Eligible Optionee will receive the Total Payment in full, subject to tax withholding, on May 15, 2009 for U.S. employees or May 31, 2009 for non-U.S. employees, which for each group respectively is the first administratively practicable payroll date following the Offer Expiration Date.

Cash Payment. Your Total Payment will be made through the Company’s payroll system. The amount paid generally will be taxable income to the Eligible Optionee and the amount of each such payment will be subject to income and payroll tax withholdings. For information about applicable tax withholding requirements, see Section III.8. No interest will accrue and no interest will be paid on any portion of the Total Payment, regardless of when paid. You may not defer the payment of any portion of your Total Payment until a later date.

Termination of Option Agreements. Upon our acceptance of your Eligible Options that you tender pursuant to the Offer, your currently outstanding stock option agreements relating to the tendered Eligible Options will automatically be cancelled and rendered null and void and you, by tendering your Eligible Options, irrevocably release all of your rights thereunder.

7. Extension of Offer; Termination; Amendment; Subsequent Offering Period

We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for purchase by publicly announcing the extension and giving oral, written or electronic notice of such extension to the Eligible Optionees.

Before the Offer Expiration Date, we may postpone our decision of whether or not to accept and cancel any Eligible Options in our discretion. In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of the postponement to the Eligible Optionees. Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to pay the consideration offered or return the tendered stock options promptly after we terminate or withdraw the Offer.

Before the Offer Expiration Date, we may terminate the Offer if any of the conditions specified in Section III.9 occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Optionee as if no tender had occurred. We will provide oral, written or electronic notice of any such termination to all Eligible Optionees holding Eligible Options.

As long as we comply with applicable law, we reserve the right, in our discretion, to amend the Offer in any respect, including decreasing or increasing the amount of the cash payment or changing the number or type of stock options eligible to be purchased in the Offer. If we extend the length of time during which the Offer is open, such extension will be announced no later than 9:00 A.M., Eastern Standard Time, on the next Business Day after the last previously scheduled or announced Offer Expiration Date. Any amendment will be disseminated promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Optionees.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease the Total Payment for your Eligible Options or change the number or type of stock options or underlying shares of Common Stock eligible to be tendered in the Offer, we will publish notice of the action.

After expiration of the Offer and acceptance of Eligible Options validly tendered in, and not withdrawn from, the Offer, we may, but are not obligated to, provide one or more subsequent offering periods. A subsequent offering period, if provided, will be an additional period of up to twenty (20) Business Days beginning on the next Business Day following the Offer Expiration Date, during which Eligible Optionees may tender, but not withdraw, any remaining Eligible Options and become entitled to the Total Payment. We will promptly pay the amounts payable for all Eligible Options that are validly tendered by the expiration of the initial offering period, whether or not we provide a subsequent offering period. During a subsequent offering period, tendering Eligible Optionees will not have withdrawal rights, and we will promptly pay the amounts payable for any Eligible Options that are validly tendered during the subsequent offering period.

We do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, we will make a public announcement no later than 9:00 A.M., Eastern Standard Time, on the next Business Day following the expiration of the initial offering period or date of termination of any applicable subsequent offering period.

8. Material U.S. Federal Income Tax Consequences

The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

The Total Payment will be treated as regular cash compensation. As such, you will recognize ordinary income in the year in which your Total Payment is paid to you. The ordinary income resulting from such amount will be reflected in your 2009 Form W-2 reported to the Internal Revenue Service. At the time your Total Payment is made, the Company will reduce your payment to reflect all required income and payroll tax withholdings and will send those amounts to the appropriate tax or other authorities.

There may be additional state or local tax imposed on your tender, and those consequences may vary based on where you live. You should consult with your own tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

9. Conditions to Completion of the Offer

We will not be required to accept any Eligible Options tendered if any of the events described below occurs. We may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for purchase, if at any time on or after March 31, 2009 and on or before the Offer Expiration Date, we determine that any event described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options tendered for purchase:

(a)
there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer or the acquisition of some or all of the Eligible Options tendered for purchase pursuant to the Offer;

(b)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)	make the acceptance for purchase or the purchase of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of the Offer;

(ii)	delay or restrict our ability, or render us unable, to accept for purchase or to purchase Eligible Options for some or all of the Eligible Options tendered for purchase; or

(iii)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company;

(c)	there shall have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)
any decrease of greater than thirty percent (30%) of the market price of the shares of our Common Stock after March 27, 2009 or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or on the trading in our Common Stock; or

(iii)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)
there shall have been proposed, announced or made by another person or entity, or there shall have been publicly disclosed, a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, or we shall have learned that:

(i)
any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Offer Expiration Date;

(ii)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Offer Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional two percent (2%) or more of the outstanding shares of our Common Stock; or

(iii)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(e)
there shall have occurred any change or changes in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us or our subsidiaries.

These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer, so long as such conditions are not triggered by the action or inaction of the Company. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. If we become aware that a condition to the Offer has been triggered, we will promptly notify Eligible Optionees whether or not we have decided to waive such condition. Any determination we make concerning the events described in this Section III.9 will be final and binding on all Eligible Optionees, subject to the rights of Eligible Optionees to challenge our determination in a court of competent jurisdiction.

10. Price Range of Common Stock Underlying Eligible Options

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock has been traded on NASDAQ under the symbol “PLXT” since our initial public offering on April 5, 1999.

The following table presents the high and low closing prices per share of our Common Stock for the periods indicated as reported by NASDAQ:

	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$13.40	$9.16
Second Quarter	$11.95	$9.60
Third Quarter	$13.72	$9.86
Fourth Quarter	$11.30	$8.83
Fiscal Year Ended December 31, 2008
First Quarter	$9.56	$5.76
Second Quarter	$9.40	$6.32
Third Quarter	$7.65	$4.50
Fourth Quarter	$5.07	$1.51
Fiscal Year Ending December 31, 2009
First Quarter (through March 30, 2009)	$2.57	$1.56

    As of March 27, 2009, the closing price of our Common Stock as reported by NASDAQ was $2.57 per share.

You should obtain current market prices for our Common Stock before you decide whether to tender your Eligible Options.

11. Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Options

A list of our current directors and executive officers and the number of stock options held by each of them is attached to this Offer to Purchase as Schedule A. None of the Company, our directors or executive officers or our affiliates has engaged in transactions involving Eligible Options during the sixty (60) days prior to the date of this Offer to Purchase.

Except as set forth below, none of our directors or executive officers have employment, severance or change-of-control agreements with the Company.

As previously reported in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2007, we entered into an offer letter with Arthur Whipple pursuant to which Mr. Whipple agreed to become our Vice President of Finance, Chief Financial Officer and Secretary.  The offer letter provided him a base salary of $210,000 per year (which is currently $230,000), participation in the 2007 executive bonus plan, and options to purchase 100,000 shares of our Common Stock vesting over 4 years and having an exercise price of $9.87 per share.

As previously reported in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 27, 2008, we entered into an offer letter with Ralph Schmitt pursuant to which Mr. Schmitt agreed to become our President and Chief Executive Officer, as well as a member of our board of directors.   The offer letter provided him a base salary of $350,000 (which is currently $350,000), a $70,000 sign-on bonus, and options to purchase 500,000 shares of our Common Stock vesting over 4 years and having an exercise price of $2.05 per share.

Our compensation policy for non-employee directors provides for annual automatic grants of nonqualified stock options to continuing non-employee directors. Each non-employee director receives a nonqualified stock option grant of 15,000 shares of our Common Stock upon his or her initial election to our board of directors. On the date of each annual stockholders’ meeting, each incumbent non-employee director who has served on our board of directors for at least eleven months will automatically be granted a nonqualified stock option to purchase 5,000 shares of our Common Stock. All options automatically granted to non-employee directors have an exercise price equal to 100% of the fair market value on the date of grant, are fully vested and immediately exercisable.

We also refer you to the Exhibit Index identifying management contracts and compensatory plans or arrangements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”), filed with the SEC on March 6, 2009, incorporated by reference into this document. Copies of our Form 10-K can be found on the SEC’s website at www.sec.gov.

12. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible Options that we purchase in the Offer will be cancelled immediately upon our acceptance of the tender of such Eligible Options after the Offer Expiration Date. With respect to Eligible Options granted under the Incentive Plans that we purchase in the Offer, the shares of Common Stock subject to those stock options will be returned to the pool of Common Stock available under our PLX 2008 Equity Incentive Plan for the grant of new awards without further stockholder action, except as required by applicable law or NASDAQ rules or any stock exchange on which our Common Stock is then quoted or listed.

If all Eligible Options are tendered and purchased in the Offer, the aggregate amount of all Total Payments would be $1,208,818.  The aggregate amount of the payments made in exchange for Eligible Options will be charged to stockholders’ equity to the extent that the amount does not exceed the fair value of the Eligible Options accepted for payment, as determined at the purchase date. The amount paid in excess of that fair value, as determined at the purchase date, will be recorded as compensation expense. Accounting for the purchase of Eligible Options will be reflected on our consolidated financial statements for the quarter in which the purchase is completed.  The Company will return to the 2008 Plan the first 400,000 shares underlying options purchased pursuant to the Offer if such options were originally issued under the 2008 Plan or 1999 Stock Incentive Plan.  These shares will then be available for future grant.  With respect to other options purchased pursuant to the Offer, the shares underlying such options will not be available for future option grants.

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or the payment of the amounts owed under the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, Eligible Options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered stock options and to pay the cash payments is subject to the conditions described in Section III.9.

14. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking Eligible Optionees to tender Eligible Options under the Offer.

15. Source and Amount of Consideration

As of March 27, 2009, Eligible Options to purchase up to 3,262,809 shares of our Common Stock were outstanding and held by Eligible Optionees. If all Eligible Options are tendered to the Company for purchase under the Offer, the aggregate Total Payments would be $1,208,818. We anticipate making all payments pursuant to the Offer and payment of related fees and expenses from available cash on hand.

16. Information Concerning PLX Technology, Inc.

PLX designs, develops, manufactures and sells integrated circuits.  These interconnect products are a fundamental building block for standards-based subsystems.  We market our products to major customers that sell electronic systems in the server, storage, communications, industrial and consumer markets.

We are a Delaware corporation that was originally incorporated in California in 1986.   We are headquartered at 870 W. Maude Avenue, Sunnyvale, California 94085. The telephone number is (408) 774-9060. Additional information about us is available on our website at http://www.plxtech.com.

17. Corporate Plans, Proposals and Negotiations

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding Common Stock in either open market or privately negotiated transactions or may engage in issuances of shares of our Common Stock or other capital raising transactions, depending on market conditions and other relevant factors. In September 2002, our Board of Directors authorized the repurchase of up to 2,000,000 shares of our Common Stock. In July 2008, our Board of Directors authorized an additional 2,000,000 shares under the repurchase program.  As of December 31, 2008, under the Board’s repurchase authorization, we had the capacity to repurchase 2,269,000 shares.

In connection with our acquisition of Oxford Semiconductor, Inc., (“Oxford”) which was completed on January 2, 2009, we issued on a private placement basis to certain Oxford stockholders 5,600,000 shares of our common stock and a promissory note with a principal balance of $14,200,000.  We are proposing that the principal balance of the promissory note be satisfied by the issuance of 3,400,000 shares of our Common Stock.  Our stockholders will consider and vote on this proposal at a special meeting of stockholders expected to be held in late April or in May 2009.  If our stockholders approve the proposal, we expect the issuance of the 3,400,000 shares to occur as soon as practicable after such approval.  For more information relating to this proposal, we refer you to our Preliminary Proxy Statement, filed with the SEC on March 12, 2009, and the revised preliminary and definitive proxy statements we expect to file with respect to the special meeting.  A copy of the proxy materials relating to the special meeting can be found on the SEC’s website at www.sec.gov and is incorporated by reference into this document.

In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offer to Purchase or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to the present Board of Directors or management of the Company;

•	our Common Stock not being authorized for listing on NASDAQ;

•	our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•
any changes in our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, as amended, or other governing instruments or any actions that could impede the acquisition of control of the Company.

18. Additional Information

With respect to the Offer, we filed a Tender Offer Statement on Schedule TO with the SEC on March 31, 2009, of which this Offer to Purchase is a part. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO and amendments on Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.

We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:

•	our 2008 Form 10-K;

•
the Preliminary Proxy Statement for the Special Meeting of our Stockholders to be held in late April or in May, 2009, filed with the SEC on March 12, 2009 and the revised preliminary and definitive proxy statements we expect to file with respect to the special meeting;

•	our Current Report on Form 8-K filed with the SEC on January 6, 2009, together with amendments filed on March 18 and 19, 2009, or thereafter; and

•	the Description of Common Stock contained in the Registration Statement on Form S-3 (File No. 333-156760), filed with the SEC on January 16, 2009.

You also may want to review the filings we make with the SEC after the date of this Offer to Purchase.

The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) 732-0330. These filings are also available to the public on the website of the SEC at www.sec.gov.

We will also provide, without charge, to any Eligible Optionee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by writing to us at PLX Technology, Inc., Attn: Vikki La, 870 W. Maude Avenue, Sunnyvale, California 94085, or by telephoning us at (408) 774-9060.

The information contained in this Offer to Purchase should be read together with the information contained in the documents to which we have referred you in this Offer to Purchase.

19. Miscellaneous; Forward-Looking Statements

This Offer to Purchase contains, or incorporates by reference, forward-looking statements. These statements relate to, among other things, sales, gross margins, operating expenses, capital expenditures and requirements, liquidity, asset dispositions, product development and R&D efforts, manufacturing plans and pending litigation, and are indicated by words or phrases such as “anticipate,” “expect,” “outlook,” “foresee,” “forecast,” “believe,” “could,” “intend,” “will,” “plan,” “seek,” “project,” and variations of such words and similar words or expressions. These statements are based on our current expectations and involve risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. For a discussion of some of the factors that could cause actual results to differ materially from our forward-looking statements, see the discussion on “Risk Factors” that appears in Part I, Item 1A of our 2008 Form 10-K and other risks and uncertainties detailed in this and our other reports and filings with the SEC. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date thereof and disclaim any obligation to do so except as required by federal securities laws.

We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders of Eligible Options for cancellation be accepted from or on behalf of, the Eligible Optionees residing in such jurisdiction.

Neither the Company nor its Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

PLX TECHNOLOGY, INC.

March 31, 2009

SCHEDULE A

INFORMATION CONCERNING OUR DIRECTORS AND EXECUTIVE OFFICERS

Name	Positions and Offices Held	Number of Shares Underlying Eligible Options Subject to Offer	Percentage of Shares Underlying Eligible Options Subject to Offer	Number of Shares Underlying Options Held (Other Than EligibleOptions)
D. James Guzy	Chairman of the Board*	40,000	1.1%	10,000

Michael J. Salameh	Director*	493,364	14.1%	5,000

John H. Hart	Director*	40,000	1.1%	10,000

Tom Riordan	Director*	30,000	0.9%	5,000

Robert H. Smith	Director*	25,000	0.7%	20,000

Patrick Verderico	Director*	30,000	0.9%	5,000

Ralph Schmitt	President and Chief Executive Officer; Director	-	-	500,000

Lawrence Chisvin	Chief Operating Officer	469,753	13.3%	47,000

Arthur Whipple	Chief Financial Officer	135,000	3.8%	55,000

David K. Raun	Vice President of Marketing and Business Development	206,000	5.8%	50,000

Ken Murray	Vice President of Human Resources	90,000	2.6%	23,000

Gene Schaeffer	Vice President of Worldwide Sales	-	-	100,000

Michael Grubisich	Vice President of Operations	19,000	0.5%	95,000

Vijay Meduri	Vice President of Engineering	98,961	2.8%	125,677

* Indicates a non-employee director.

The address of each executive officer and director is c/o PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, California 94085, and the telephone number of each executive officer is (408) 774-9060. The information set forth in this table is as of March 30, 2009, and reflects options beneficially owned by the listed individuals.  None of the individuals has the right to acquire any options within 60 days after March 30, 2009, except for annual grants of options to purchase 5,000 shares expected to be made in late May 2009 to each non-employee director, which are included as applicable in the last column above.

SCHEDULE B

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:
A GUIDE TO ISSUES IN CHINA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in China as of March 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Optionees considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will most likely be treated as salary and will be subject to individual income tax (“IIT”) at your marginal rate and may be subject to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Subject to meeting certain conditions, the Total Payment may be treated as a year-end bonus, and subject to IIT based on a more preferential calculation as compared to salary. Please note that the year-end bonus IIT calculation method may be used only once a year.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and withhold any taxes due on the Total Payment. Under the current laws in China it is unclear whether your employer is required to withhold and report any applicable social insurance contributions on the Total Payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:
A GUIDE TO ISSUES IN JAPAN

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Japan as of March 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Optionees considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and any applicable social insurance contributions (to the extent you have not exceeded contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer is required to report the Total Payment as salary and withhold any taxes and applicable social insurance contributions due on the Total Payment. This should normally satisfy your individual income tax liability with respect to the Total Payment, but you should confirm with your personal tax advisor whether you will have an obligation to file an individual income tax return. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:
A GUIDE TO ISSUES IN KOREA

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Korea as of March 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Optionees considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Because the cost of the Total Payment is borne by PLX Technology, Inc., your employer is not required to report the Total Payment as salary and withhold any taxes and applicable social insurance contributions due on the Total Payment. You will be responsible for paying any taxes and applicable social insurance contributions in association with the Total Payment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:
A GUIDE TO ISSUES IN TAIWAN

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Taiwan as of March 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Optionees considering participating in the Offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the Offer and tender your Eligible Options in exchange for the Total Payment.

Receipt of Total Payment

The Total Payment will be subject to income tax at your marginal rate and to any applicable social insurance contributions. You will be subject to tax when the Total Payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer likely is not required to withhold any taxes or applicable social insurance contributions due on the Total Payment. It is your responsibility to report and pay any taxes and any social insurance contributions due on the amount of the Total Payment.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:
A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a general summary of the tax and other legal consequences of the tender of your Eligible Options in exchange for the Total Payment for individuals who are and have been resident, ordinarily resident and domiciled for tax purposes in the United Kingdom from the date of grant of their Eligible Options until the receipt of Total Payment as of March 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All Eligible Optionees considering participating in the Offer should consult with their own tax or financial advisors.

If you are not or have not been resident, ordinarily resident and domiciled in the United Kingdom from the date your Eligible Options were granted to you until the receipt of Total Payment, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws apply to your specific situation.

Election to Participate

You will not likely be subject to tax when you elect to participate in the Offer.

Receipt of Total Payment

The Total Payment will be taxed in the same way as salary income and will be subject to income tax at your marginal rate and to employee National Insurance Contributions. It is not clear whether the taxable event will be upon cancellation of the Eligible Options or receipt of the Total Payment, but it is likely the taxable event will not be on the cancellation of Eligible Options but instead upon receipt of the Total Payment.

Withholding and Reporting

Your employer is required to report the Total Payment and withhold any taxes and applicable employee National Insurance Contributions due on the Total Payment. Your employer may withhold the taxes and applicable employee National Insurance Contributions due on the Total Payment from your salary upon cancellation of the Eligible Options if cancellation is determined to be the taxable event. Otherwise, withholding will be made from the Total Payment. You will be responsible for paying any difference between the actual liability and the amount withheld.